Exhibit 16.1

KPMG LLP Suite 700 20 Pacifica Irvine, CA 92618-3391

July 17, 2018

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Willdan Group, Inc. and, under the date of March 9, 2018, we reported on the consolidated financial statements of Willdan Group, Inc. as of and for the years ended December 29, 2017 and December 30, 2016. On July 11, 2018, we were dismissed. We have read Willdan Group, Inc.’s statements included under Item 4.01 of its Form 8-K dated July 17, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with Willdan Group. Inc.’s statement that the change was approved by the audit committee of the board of directors, and we are not in a position to agree or disagree with Willdan Group, Inc.’s statement that during Willdan’s fiscal years ended December 30, 2016 and December 29, 2017, and the interim period from December 30, 2017 through and including July 11, 2018, that Crowe LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Willdan Group. Inc.’s consolidated financial statements or any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a “reportable event” (as that term is described in Item 304(a)(1)(v) of Regulation S-K)

Very truly yours,

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.